Free Writing Prospectus dated as of August 17, 2007
                                                      Filed Pursuant to Rule 433
                                                    Registration No.: 333-142235


In connection with the issuance of the ML-CFC Commercial Mortgage Pass-Through Certificates, Series 2007-8, Countrywide Commercial Real Estate Finance, Inc. ("Countrywide"), one of the sponsors and mortgage loan sellers, makes certain representations and warranties regarding the mortgage loans it is selling to the issuing entity, which if breached, would impose an obligation on Countrywide to cure such breach or repurchase the affected mortgage loan. On August 16, 2007, Moody's Investors Service ("Moody's") , Fitch, Inc. ("Fitch") and Standard and Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") downgraded their respective ratings of Countrywide Financial Corporation ("CFC"), the ultimate parent of Countrywide. Moody's announced that "[it] downgraded the senior debt ratings of Countrywide Financial Corporation and Countrywide Home Loans, Inc. to Baa3 from A3, and the deposits of Countrywide Bank FSB to Baa1, from A2. These rating actions follow Countrywide's announcement that is has fully drawn its $11.5 billion in committed bank credit facilities due to severe disruptions in its access to unsecured debt, and to secured debt for assets other than treasuries, agencies and conforming prime mortgages." Fitch, Inc. announced that it downgraded CFC's long-term issuer default rating to "BBB+" from "A" and S&P announced that it downgraded CFC to "A-" from "A".
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The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, KeyBanc Capital Markets Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

o disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

o  disclaimers of responsibility or liability;


o statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

o language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

o statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

o a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.